EXHIBIT 4.2

COPYRIGHT SECURITY AGREEMENT

As of September 15, 2022

WHEREAS, Cinedigm Corp. (“Borrower”) and the Guarantors referred to in the Loan Agreement (as defined below) (collectively, the “Grantors”, and individually, each a “Grantor”) now own or hold or may hereafter acquire or hold certain copyrights and rights under copyright with respect to television product (including movies of the week, mini-series and series and any episode thereof), motion picture or other audiovisual product, in any case whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device whether now known or hereafter developed, including, without limitation, those listed on Schedule 1 hereto (each of the foregoing items, including, without limitation, the scenario, screenplay, teleplay or script upon which such product is based, and all of the properties thereof, tangible and intangible, collectively referred to herein as the “Pictures” and each item individually as a “Picture”) as such Schedule may be amended from time to time by the addition of copyrights subsequently arising or acquired;

WHEREAS, pursuant to that certain Amended and Restated Loan, Guaranty and Security Agreement dated as of even date herewith (as the same may be amended, supplemented or otherwise modified, renewed, restated or replaced from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement), among Borrower, the Guarantors referred to therein and East West Bank (“Bank”), Bank has agreed to make Credit Extensions and extend other financial accommodations to Borrower; and

WHEREAS, pursuant to the terms of the Loan Agreement, each Grantor has granted to Bank a security interest in all of such Grantor’s personal property, tangible and intangible, wherever located or situated and whether now owned, currently existing or hereafter acquired or created as further provided in the Loan Agreement and herein.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each Grantor does hereby grant to Bank, as security for the payment and performance of the Obligations, a security interest in all personal property of such Grantor whether presently existing or hereafter created or acquired, and wherever located, including but limited to the following (collectively, the “Collateral”):

(a)
all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts (including, without limitation, the Collection Account), documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of such Grantor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(b)
all of such Grantor’s right, title and interest in and to each and every Picture, all of the properties thereof, tangible and intangible, and all domestic and foreign copyrights and all other rights therein and thereto, of every kind and character, whether now in existence or hereafter to be made or produced, and whether or not in the possession of such Grantor, including with respect to each and every Picture and without limiting the foregoing, each and all of the following particular rights and properties (in each case to the extent they are now owned, currently existing or hereafter acquired or created by such Grantor):

(i) all scenarios, screenplays, teleplays and/or scripts at every stage thereof;

(ii) all common law and/or statutory copyright and other rights in all literary and other properties (hereinafter called “said literary properties”) which form the basis of such Picture and/or which are or will be incorporated into such Picture, all component parts of such Picture consisting of said literary properties, all motion Picture, television program or other rights in and to the story, all treatments of said story and said literary properties, together with all preliminary and final screenplays used and to be used in connection with such Picture, and all other literary material upon which such Picture is based or from which it is adapted;

(iii) all rights for all media in and to all music and musical compositions used and to be used in such Picture, if any, including, each without limitation, all rights to record, re-record, produce, reproduce or synchronize all of said music and musical compositions, including, without limitation, reuse fees, royalties and all other amounts payable with respect to said music and musical compositions;

(iv) all tangible personal property relating to such Picture, including, without limitation, all exposed film, developed film, positives, negatives, prints, positive prints, answer prints, magnetic tapes and other digital or electronic storage media, special effects, preparing materials (including interpositives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices, and all other forms of pre-print elements), sound tracks, cutouts, trims and any and all other physical properties of every kind and nature relating to such Picture whether in completed form or in some state of completion, and all masters, duplicates, drafts, versions, variations and copies of each thereof, in all formats whether on film, videotape, disk or other optical or electronic media or otherwise and all music sheets and promotional materials relating to such Picture (collectively, the “Physical Materials”);

(v) all collateral, allied, subsidiary and merchandising rights appurtenant or related to such Picture including, without limitation, the following rights: all rights to produce remakes, spin-offs, sequels or prequels to such Picture based upon such Picture, said literary properties or the theme of such Picture and/or the text or any part of said literary properties; all rights throughout the world to broadcast, transmit and/or reproduce by means of television (including commercially sponsored, sustaining and subscription or “pay” television) or by streaming video or by other means over the internet or any other open or closed physical or wireless network or by any process analogous to any of the foregoing, now known or hereafter devised, such Picture or any remake, spin-off, sequel or prequel to such Picture; all rights to produce primarily for television or similar use, a motion picture or series of motion pictures, or other Picture by use of film or any other recording device or medium now known or hereafter devised, based upon such Picture, said literary properties or any part thereof, including, without limitation, based upon any script, scenario or the like used in such Picture; all merchandising rights including, without limitation, all rights to use, exploit and license others to use and exploit any and all commercial tie-ups of any kind arising out of or connected with said literary properties, such Picture, the title or titles of such Picture, the characters of such Picture and/or said literary properties and/or the names or characteristics of said characters and including further, without limitation, any and all commercial exploitation in connection with or related to such Picture, any remake, spin-off, sequel or prequel thereof and/or said literary properties;

(vi) all statutory copyrights, domestic and foreign, obtained or to be obtained on such Picture, together with any and all copyrights obtained or to be obtained in connection with such Picture or any underlying or component elements of such Picture, including, in each case without limitation, all copyrights on the property described in subparagraphs (i) through (v) inclusive, of this definition, together with the right to copyright (and all rights to renew or extend such copyrights, if applicable) and the right to sue in the name of such Grantor for past, present and future infringements of copyright;

(vii) all insurance policies and completion bonds connected with such Picture and all proceeds which may be derived therefrom;

(viii) all rights to distribute, sell, rent, license the exhibition of and otherwise exploit and turn to account such Picture in all media (whether now known or hereafter developed), the Physical Materials, the motion picture, television program or other rights in and to the story and/or other literary material upon which such Picture is based or from which it is adapted, and the music and musical compositions used or to be used in such Picture;

(ix) any and all sums, claims, proceeds, money, products, profits or increases, including money profits or increases (as those terms are used in the UCC or otherwise) or other property obtained or to be obtained from the distribution, exhibition, sale or other uses or dispositions of such Picture or any part of such Picture in all media (whether now known or hereafter developed), including, without limitation, all sums, claims, proceeds, profits, products and increases, whether in money or otherwise, from a sale and leaseback or other sale, rental or licensing of such Picture and/or any of the elements of such Picture including, without limitation, from collateral, allied, subsidiary and merchandising rights, and further including, without limitation, all monies held in any collection account of such Grantor;

(x) the dramatic, nondramatic, stage, television, radio and publishing rights, title and interest in and to such Picture, and the right to obtain copyrights and renewals of copyrights therein, if applicable;

(xi) the name or title of such Picture and all rights of such Grantor to the use thereof, including, without limitation, rights protected pursuant to trademark, service mark, unfair competition and/or any other applicable statutes, common law, or other rule or principle of law;

(xii) any and all contract rights and/or chattel paper which may arise in connection with such Picture;

(xiii) all accounts and/or other rights to payment which such Grantor currently owns or which may arise in favor of such Grantor in the future, including, without limitation, any refund or rebate in connection with a completion bond or otherwise, any and all refunds in connection with any value added tax, all accounts and/or rights to payment due from Persons in connection with the distribution of such Picture, or from the exploitation of any and all of the collateral, allied, subsidiary, merchandising and other rights in connection with such Picture, including tax refunds and tax rebates received in connection with tax incentives;

(xiv) any and all “general intangibles” (as that term is defined in Section 9-102(42) of the UCC) not elsewhere included in this definition, including, without limitation, any and all general intangibles consisting of any right to payment which may arise in connection with the distribution or exploitation of any of the rights set out herein, and any and all general intangible rights in favor of such Grantor for services or other performances by any third parties, including actors, writers, directors, individual producers and/or any and all other performing or nonperforming artists in any way connected with such Picture, any and all general intangible rights in favor of such Grantor relating to licenses of sound or other equipment, or licenses for any photograph or photographic or other processes, and any and all general intangibles related to the distribution or exploitation of such Picture including general intangibles related to or which grow out of the exhibition of such Picture and the exploitation of any and all other rights in such Picture set out in this definition;

(xv) any and all “goods” (as defined in Section 9-102(44) of the UCC) including, without limitation, “inventory” (as defined in Section 9-102(48) of the UCC) which may arise in connection with the creation, production or delivery of such Picture, which goods are owned by such Grantor pursuant to any production agreement or Distribution Agreement or otherwise;

(xvi) all and each of the rights, regardless of denomination, which arise in connection with the acquisition, creation, production, completion of production, delivery, distribution, or other exploitation of such Picture, including, without limitation, any and all rights in favor of such Grantor, the ownership or control of which are or may become necessary or desirable, in the reasonable opinion of Secured Party, in order to complete production of such Picture in the event that Secured Party exercises any rights it may have to take over and complete production of such Picture;

(xvii) any and all documents issued by any pledgeholder or bailee with respect to such Picture or any Physical Materials (whether or not in completed form) with respect thereto;

(xviii) any and all bank accounts established by such Grantor with respect to such Picture;

(xix) any and all rights of such Grantor under any distribution agreements relating to such Picture, including, without limitation, all rights to payment thereunder;

(xx) any and all rights of such Grantor under contracts relating to the production or acquisition of such Picture or otherwise, including, but not limited to, all such contracts which have been delivered to Bank pursuant to the Loan Agreement;

(xxi) any and all patents, patent rights, software, proprietary processes or other rights with respect to the creation or production of computer animated Pictures; and

(xxii) any rebates, credits, grants or other similar benefits relating to such Picture.

(c)
all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Bank to sue in its own name and/or in the name of such Grantor for past, present and future infringements of trademark;
(d)
all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether such Grantor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of such Grantor and/or in the name of Bank for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)
any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the Code, as amended or supplemented from time to time;

provided, that the Collateral shall in no event include the Excluded Accounts.

Each of the Grantors agrees that if any Person shall do or perform any act(s) which Bank reasonably believes constitute(s) a copyright infringement of any of the literary, dramatic or musical material contained in any Picture or upon which any Picture is based, or constitute(s) a plagiarism of any of the foregoing, or violate(s) or infringe(s) any right of any Grantor or Bank in any of the foregoing, or if any Person shall do or perform any act(s) which Bank reasonably believes constitute(s) an unauthorized or unlawful distribution, exhibition, or use thereof, then and in any such event, upon thirty (30) days’ prior written notice to the Grantors (or if an Event of Default is at the time continuing, then without notice), Bank may and shall have the right to take such steps and institute such suits or proceedings as Bank may reasonably deem advisable or necessary to prevent such act(s) and/or conduct and to secure damages and other relief by reason thereof, and to generally take such steps as may be reasonably advisable or necessary or proper for the full protection of the rights of the parties. Bank may take such steps or institute such suits or proceedings in its own name or in the name of any of the Grantors or in the names of the parties jointly. Bank hereby agrees to give the Grantors notice of any steps taken or any suits or proceedings instituted by Bank pursuant to this paragraph and the Grantors agree to assist Bank with any steps taken, or any suits or proceedings instituted by Bank pursuant to this paragraph at the Grantors’ sole expense.

The security interest granted to Bank hereunder is granted in conjunction with the security interests granted to Bank pursuant to the Loan Agreement. Each Grantor and Bank hereby further acknowledges and affirms that the rights and remedies of Bank with respect to the security interest made and granted hereby are subject to, and more fully set forth in, the Loan Agreement and are subject to the limitations set forth in the Loan Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

This Copyright Security Agreement is made for collateral purposes only. At such time as Bank’s commitment to make Credit Extensions under the Loan Agreement have terminated and all Obligations have been paid in full and performed, Bank shall execute and deliver to the applicable Grantors, at the Grantors’ request and sole expense without representation, warranty or recourse, all releases and reassignments, termination statements and other instruments as may be necessary or proper to terminate the security interest of Bank in the Collateral, subject to any disposition thereof which may have been made by Bank pursuant to the terms hereof or of the Loan Agreement.

THIS COPYRIGHT SECURITY AGREEMENT, AND ALL DISPUTES AND OTHER MATTERS RELATING HERETO OR ARISING HEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

This Copyright Security Agreement, and any modifications or amendments hereto may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original for all purposes, but all such counterparts taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Copyright Security Agreement by facsimile or transmitted electronically in a Tagged Image Format File (“TIFF”), Portable Document Format (“PDF”) or other electronic format sent by electronic mail shall be effective as delivery of a manually executed counterpart of this Copyright Security Agreement. This Copyright Security Agreement shall become effective when it shall have been executed by each party hereto. Any party delivering an executed counterpart of this Copyright Security Agreement by facsimile or by email shall also deliver a manually executed counterpart of this Copyright Security Agreement, but failure to do so shall not affect the validity, enforceability or binding effect of this Copyright Security Agreement, and the parties hereby waive any right they may have to object to said treatment.

All notices and other communications provided under this Copyright Security Agreement shall be delivered in such form, manner and address as provided in Section 13 of the Loan Agreement.

Any provision of this Copyright Security Agreement which is held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

No amendment, modification, rescission, waiver or release of any provision of this Copyright Security Agreement, and no consent to any departure therefrom, shall in any event be effective unless signed by Bank (whose signature shall be delivered only in accordance with the applicable provisions of the Loan Agreement) and the Grantors. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

This Copyright Security Agreement shall bind and inure to the benefit of the parties hereto and their successors and permitted assigns (as determined pursuant to the Loan Agreement), but neither this Copyright Security Agreement nor any of the rights or interests hereunder shall be assigned by the Grantors (including their respective successors and permitted assigns) without the prior written consent of Bank (which shall be provided only in accordance with the applicable provisions of the Loan Agreement), and any attempted assignment without such consent shall be null and void.

If any conflict or inconsistency exists between this Copyright Security Agreement and the Loan Agreement, the Loan Agreement shall govern.

[Signature Page Follows]

IN WITNESS WHEREOF, each Grantor has caused this Copyright Security Agreement to be duly executed by its duly authorized signatory as of the date first set forth above.

GRANTORS:

CINEDIGM CORP.

By: /s/ Gary S. Loffredo

Name: Gary S. Loffredo

Title: President, Chief Operating Officer,

General Counsel and Secretary

CINEDIGM ENTERTAINMENT CORP.

CINEDIGM OTT HOLDINGS, LLC

CINEDIGM PRODUCTIONS, LLC

COMIC BLITZ II LLC

DOCURAMA, LLC

DOVE FAMILY CHANNEL, LLC

By: /s/ Gary S. Loffredo

Name: Gary S. Loffredo

Title: Senior Vice President & Secretary

CINEDIGM ENTERTAINMENT HOLDINGS, LLC

CINEDIGM ENTERTAINMENT, LLC

CINEDIGM HOME ENTERTAINMENT, LLC

CON TV, LLC

VISTACHIARA PRODUCTIONS INC.

By: /s/ Gary S. Loffredo

Name: Gary S. Loffredo

Title: Secretary

ACCESS DIGITAL MEDIA, INC.

CHRISTIE/AIX, INC.

CINEDIGM DC HOLDINGS, LLC

CINEDIGM DIGITAL FUNDING I, LLC

FANDOR ACQUISITION LLC

FOUNDATIONTV, INC.

By: /s/ Gary S. Loffredo

Name: Gary S. Loffredo

Title: President

ASIAN MEDIA RIGHTS LLC

By: /s/ Gary S. Loffredo

Name: Gary S. Loffredo

Title: Chief Operating Officer, General Counsel and Secretary

BLOODY DISGUSTING ACQUISITION LLC

SCREAMBOX ACQUISITION LLC

TFD ACQUISITION LLC

By: /s/ Gary S. Loffredo

Name: Gary S. Loffredo

Title: Chief Operating Officer and Secretary

VIEWSTER, LLC

By: /s/ Gary S. Loffredo

Name: Gary S. Loffredo

Title: Chief Operating Officer

CINEDIGM INDIA PRIVATE LIMITED

By: /s/ Gary S. Loffredo

Name: Gary S. Loffredo

Title: Authorized Person

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached and not the truthfulness, accuracy, or validity of that document.

CERTIFICATE OF ACKNOWLEDGMENT

STATE OF _________________ )

)

COUNTY OF _______________ )

On _____________________, 201__, before me, ____________________________, Notary Public, personally appeared ____________________________________________ who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of ___________ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature [SEAL]

ACCEPTED:

EAST WEST BANK

By: /s/ Jeffrey Zaks

Name: Jeffrey Zaks

Title: Senior Vice President

SCHEDULE 1

Title	Cinedigm Party

2nd Chance for Christmas (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment, Corporation
4G0T10 (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
A brave heart: the Lizzie Velasquez story (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment, Corporation
Acceleration (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment, Corporation
Afternoon delight (Certificate of Recordation - Copyright Assignment	Party 2: Cinedigm Entertainment, Corporation
Amateur Night & 1 other (Certificate of Recordation - Copyright Assignment	Party 2: Cinedigm Entertainment, Corporation
American Violence & 1 other (Certificate of Recordation - Copyright Assignment	Party 2: Cinedigm Entertainment Corporation
A New Christmas (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Ant boy (Certificate of Recordation)	Party 2: Cinedigm Home Entertainment LLC
Arthur Newman: a.k.a. The other you, a.k.a. Arthur Newman Golf Pro (Certificate of Recordation)	Party 2: Cinedigm Digital Cinema Corporation.
Bunyan & Babe (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Class rank (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation.
Dark house (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation.
Dear dictator : f.k.a. Coup D' etat (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation.

The dog (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
English teacher (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Group.
Extraordinary tales (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Group.
The Falling (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Full of grace (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Gangster Land (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation

A Genius leaves the hood &

001 A Genius leaves the hood.

002 Gunland.

003 The swirl.

004 Black church.

005 Bottom ups.

006 72%.

007 When the check stop coming in.

008 Bossip comedy series 1.

009 Bossip comedy series 2.

010 Bleaching black culture.

011 Knifed up.

012 Hating Obama.

013 Side piece.

014 Pop life (formerly Molly)

015 Father forgive him (formerly Eddie Long)

016 Dumb it down.

017 Where is the love.

(Copyright Assignment)

Party 2: Cinedigm Entertainment Corporation
A girl like her (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation

God’s Club (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Hickok (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
In our nature (Certificate of Recordation - Copyright Assignment)	Party 2: New Video Group, Inc., a wholly owned subsidiary of Cinedigm Digital Cinema Corporation.
Kindness Is Contagious (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Home Entertainment LLC
Kill Game (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Like water (Certificates of Recordation)	Party 2: Vistachiara Productions, Inc.
Madness in the method (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Meadowland (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Mission of Honor & 001 Mission of honor : f.k.a. Hurricane (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
My Daddy’s in Heaven & a.k.a. My Daddy Is In Heaven Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Narco Cultura (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Night moves (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Nutcracker Sweet (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Open windows (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
The opposite sex (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Paper angels (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation

Paranormal Island (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Penguin King (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Punk’s dead: SLC punk 2 (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Prey (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Savva: heart of the warrior & Savva: heart of the warrior : a.k.a. Hero quest (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Silencer (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Song one (Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation & Film Arcade, LLC
Spy Intervention (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Stagecoach: the Texas Jack story (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Sunrise in Heaven and Sunrise in Heaven: a.k.a. In God's Hands (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Swell (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Traded (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
The ultimate gift & 001 The ultimate gift. 002 The ultimate life. 003 The ultimate legacy. (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
Visitors (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation
War pigs (Certificate of Recordation - Copyright Assignment)	Party 2: Cinedigm Entertainment Corporation

[End of Schedule 1]